                                                                   EXHIBIT 10(t)
                             LICENSING AGREEMENT

     This Licensing Agreement ("Agreement") is entered into this 8 day of June, 1996 (the "Effective Date") between COMPUTERIZED THERMAL IMAGING, INC., a Nevada corporation ("CTI"), and THERMAL MEDICAL IMAGING, INC., a Nevada corporation ("TMI").

                             W I T N E S S E T H

     WHEREAS, by applying certain software and database technologies and a medical protocol to a medical thermal imaging technology system, CTI has created a thermal imaging device configured for detection of human breast cancer (the "Detection Unit");

     WHEREAS, TMI desires to obtain an exclusive license to use, further develop, market, and distribute the Detection Unit throughout the North America and to develop a patient information database from use of the Detection Unit and to develop and improve technology and software systems for the accessing, analyzing, and applying such data to breast cancer treatments; and

     WHEREAS, CTI and TMI wish to maintain a continuing relationship governing subsequent research and development relating to the Detection Unit.

     NOW, THEREFORE, for and in consideration of the premises and covenants hereinafter contained, the parties do hereby agree as follows:

                                  ARTICLE I
                                 DEFINITIONS

1. The term "Use" shall include, the research, development, modification, marketing, conforming and Distribution of the Detection Unit.

2. The terms "Distribute" and "Distribution" shall include, without limitation, the sale, lease or other transfer of the Detection Unit.

3. The term "Medical Field" shall mean the practice of medicine relating to, but solely to detection of human breast cancer, including all research, diagnosis, treatment, and preventative and ongoing care related thereto.

4. The term "Bio-Medical Field" shall mean the application of biotechnology to the Medical Field.

5. The term "Intellectual Property" shall include without limitation, each and all of the following related to the Detection Unit: (i) inventions, patents, applications for patents, patents obtained or to be obtained hereon or therefor, reissues, continuations, continuations-in-part, and divisions thereof; (ii) all copyrights, applications for copyrights, copyrights obtained or to be obtained thereon or therefor; (iii) rights to market, sell, lease, or otherwise transfer the Detection Unit to third parties; (iv) all trade secrets, proprietary information, and all related technology and intellectual property rights owned by, or accruing to or claimed by CTI used or useable in connection with, comprising or ancillary to the Detection Unit as applied to Medical Field or Bio-Medical Field; and
     (v) all marketing leads, customer data, customer lists, manufacturing data, and any other confidential or proprietary technical and non-technical information, copies of all papers, documents, writings, drawings, diagrams, and other property or physical embodiments containing such technical and non-technical information.

6. The term "Licensed Territory" shall mean the United States of America, Canada and Mexico and their respective territories, if any.


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

                                  ARTICLE II
                        INTELLECTUAL PROPERTY LICENSE

1. SCOPE. Except as otherwise provided in Section 4 below, and subject to restrictions contained herein, CTI hereby grants TMI an exclusive license to Use for application to or use within the Medical Field and the Bio-Medical Field within the Licensed Territory all Intellectual Property directly related to the Detection Unit. During the term of the Agreement CTI agrees not to appoint any other licensees or distributors of the Detection Unit for application to or use within the Medical Field and the Bio-Medical Field in the Licensed Territory.

2. LIMITATIONS. Nothing herein is intended to grant TMI any rights in or any property owned by, accruing to or claimed by CTI in the Detection Unit or other technologies not directly related to the Use of the Detection Unit. TMI shall use CTI's trademarks or tradenames on all Detection Units in Use.

3. AUTHORITY. Without the express written consent of CTI, TMI is expressly prohibited from granting sublicenses based on any rights it has acquired from CTI under this Agreement.

4. OWNERSHIP OF FUTURE DEVELOPMENTS. Notwithstanding anything to the contrary in this Agreement, the Parties agree that all Intellectual Property and all other intellectual property developed by either Party, or contractor for such Party, relating to future configurations or versions of the Detection Unit shall be owned by the Party for whom it is developed, but each Party shall have full access to such other Party's information with respect thereto, and the Party developing new Intellectual Property shall license without royalty such Intellectual Property to the other party, as needed and as requested, accomplished by source codes and user manuals, for use in the conduct of such other Party's business, including to enhance Detection Units for sale. Such license includes the right to sublicense the Intellectual Property to a third party or affiliate, but any such sublicense requires payment of a fair royalty to the developing Party with respect to revenues from such sublicense. The royalty shall be negotiated in good faith when sublicensed, and upon any failure to reach an agreement, the "fair royalty" shall be determined according to the dispute resolution rules of paragraph 6 of Article VII.

                                 ARTICLE III
                         PURCHASING AND DISTRIBUTION

1. PURCHASE AND DISTRIBUTION. TMI agrees to buy exclusively from CTI, and CTI agrees to sell to TMI, such numbers of the Detection Unit (as described in EXHIBIT A) as TMI may from time to time require. Subject to the provisions of this Agreement, CTI shall supply to TMI so many of the Detection Units as TMI shall order from time to time, for so long as this Agreement is in force and effect, with reasonable notice requirements to permit CTI to satisfy volume demands.

2. PRICING. The initial price of each Detection Unit ("Unit Price") is Two Hundred Seventeen Thousand Dollars ($217,000.00) c.i.f. as directed by TMI. Such Unit Price shall remain in effect from the Effective Date through December 31, 1997. At that time, and every two years thereafter, price adjustments will be made based upon the mutual negotiation of the parties to this Agreement. In no case will a price increase be greater than twenty percent (20%) of the Unit Price charged during the immediately preceding pricing term. TMI further agrees that any ancillary services or material technological changes to the Detection Unit, including without limitation installation, provided by CTI are not included in the Unit Price.

3. PAYMENT. Terms and conditions of payment shall be mutually determined from time to time with respect to each Detection Unit based on availability of medical equipment securities offerings, leasing or other financing arrangements by the Parties or with third parties, as applicable.

4. TMI DISTRIBUTION. TMI agrees to use its best efforts to develop and promote the Distribution of the Detection Unit in the Licensed Territory for the purposes contemplated hereby and, in reasonable stages, to develop a technically qualified sales force to market the Detection Unit to both the public and private sectors. TMI further agrees to keep CTI regularly informed of TMI's Distribution efforts relating to the Detection Unit. Such information shall be compiled and provided to CTI in writing on a quarterly basis.


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

5. MINIMUM SALES. TMI agrees to Distribute and pay CTI for minimum quantities of the Detection Units as follows (each year being measured from the anniversary date of this Agreement; each minimum quantity level being measured in gross sales revenues [US Dollars] of Detection Units booked by CTI hereunder during an annual period):


          First Year                                $    1,000,000
          Second Year                               $   11,000,000
          Third Year                                $   45,000,000
          Fourth Year                               $  100,000,000
          Fifth Year and every year thereafter      $   50,000,000

     If Distribution by TMI during any year is fifteen percent (15%) or more lower than the agreed level, CTI shall have the right, in its sole discretion, to convert to non-exclusive TMI's rights under this Agreement. All sales made on an installment basis to CTI, if any, shall be credited to minimum sales under this Section 5 only if, as and to the extent of payment paid to CTI during the applicable annual period. The first annual period described above shall commence on the Effective Date. Each subsequent year shall be the next annual period commencing with the same day and month as the Effective Date in such year.

6. LICENSE FEES. In addition to the foregoing payments, to maintain its exclusive rights under this Agreement, TMI shall pay to CTI a one-time license fee payable as follows: (a) TMI shall transfer to CTI 1,275,000 shares of TMI common stock at $5.00 per share totaling a value of $6,375,000 (b) a cash payment of $2,000,000 on or before August 31, 1996 and (c) a promissory note in the original principal amount of $500,000 payable in equal amortizing payments over two (2) years, bearing interest at Wall Street Journal prime plus one-half percent (1/2%).

                                  ARTICLE IV
                           RESEARCH AND DEVELOPMENT

1. SCOPE. Subject to the restrictions contained in Article II, Section 2, CTI and TMI agree to cooperate and assist in the continued research and development of the Detection Unit, related software, algorithms and applications. The Parties further agree to provide each other with timely notice of all research and development activities, whether performed by the Parties or an authorized third party, which relate to the Detection Unit, related software, algorithms and applications. Such notice shall contain a brief description of the methods, experiments, or measures employed and any results observed. The Parties will also provide reasonable updates to each other apprising of the status of any research and/or development undertaken.

2. RESEARCH AND DATA. Any and all data, software, algorithms, medical protocols and applications generated for Use related to the Detection Unit (collectively, the "Data"), whether undertaken by TMI and CTI jointly, by TMI separately or jointly with an authorized third party, shall be owned by TMI, owned by CTI if developed by CTI, but shall be made available and licensed to the other Party for use without royalty and for sublicense with a fair royalty. The Parties agree, if necessary, to secure all appropriate consents, acknowledgments, releases and authorizations to this end, such as confidentiality and noncompete covenants in all agreements with systems integrators. All Federal and State laws applicable to this provision shall be fully complied with by the parties, including without limitation all patient medical records laws, rules and regulations.

                                  ARTICLE V
                              GENERAL PROVISIONS

1. TERM. Subject to termination as provided below, this Agreement shall be valid and enforceable in perpetuity commencing with the Effective Date.


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

2.   TERMINATION.

     (a) If either CTI or TMI commits a material breach of this Agreement, and such breach is not cured within ninety (90) days after the date on which notice of breach is sent to the breaching party, the non-breaching party shall have the right to terminate this Agreement upon a further thirty (30) days written notice.

     (b) Termination of this Agreement for any reason shall not affect obligations, including the payment of any sums of money, which have accrued as of the date of termination, and those obligations which, from the context thereof, are intended to survive the termination of this Agreement.

     (c) In the event of the termination of this Agreement, for whatever cause provided herein, TMI will deliver to CTI, and undertake to cause to be delivered to CTI by others involved, all documents supplied to TMI, its agents, affiliates and authorized third parties, by or on behalf of CTI or in connection with Use pursuant to Article IV, containing information which is the subject of this Agreement.

3. CONFIDENTIAL INFORMATION. The Parties agree to maintain as confidential all information made available to them under or pursuant to the terms of this Agreement, to the extent protected by a non-disclosure or other confidentiality agreement between the Parties made applicable thereto. The Parties agree not to use any information made available to or coming into their possession or knowledge in a manner that is directly adverse to the business of the other relating to the Detection Unit.

4. TRANSFERRABLE LICENSES/PERMITS. CTI agrees to assist and reasonably cooperate with TMI in the preparation and processing of any application for any and all regulatory approvals required to exercise TMI's rights hereunder.

5. BANKRUPTCY. In the event that CTI files for or is ever adjudicated as bankrupt under Title 11 of the United States Code or any successor provisions thereto, or a Receiver therefor is appointed by a court of competent jurisdiction, TMI shall be entitled to receive and the trustee shall provide to TMI all "intellectual property" (including any embodiment(s) thereof) for which this exclusive license is granted which is then held by CTI's trustee or bankruptcy estate, as provided in 11 U.S.C.
     Section 365(n), including without limitation all items included within the definition of "intellectual property" under 11 U.S.C. Section 101(35A). It is the purpose and intention of this Agreement that the parties have recognized the limits and uncertainty of the Bankruptcy Code provisions providing protection for licensees, and have structured this Agreement in an attempt to overcome such limitations and to avoid uncertainty.

6. CTI REPRESENTATIONS AND WARRANTIES. CTI represents and warrants from and after the Effective Date:

     (a) All business information delivered to TMI prior to the date of execution hereof has been, and all business information delivered hereafter will be, materially accurate and complete;

     (b) Prior to the execution hereof or within thirty (30) days thereafter, CTI will disclose to TMI all material information relating to the prospects for issuance of patents, trademarks, and copyrights from any such patent, trademark, and copyright applications relating to the Detection Unit and the potential validity and enforceability of such patents, trademarks, and copyrights;

     (c) CTI has the full and exclusive power and authority to execute, deliver and perform its obligations under this Agreement and grant the license herein granted, and that neither the execution nor delivery of this Agreement nor the performance of its obligations hereunder will constitute a breach of the terms or provisions of any contract or violate the rights of any third party;

     (d) No other person, organization or entity has or will have any lien, mortgage or other encumbrance or license with respect to the Detection Unit and that they have not heretofore done or permitted to be done and will not hereafter do or authorize or permit to be done any act or thing which is or may


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

          be in any way inconsistent with or which may in any way curtail, impair, diminish, or derogate from any right herein granted to TMI;

     (e) To the knowledge of CTI, the Intellectual Property licensed hereby does not infringe on any patent, copyright, trade secret right, or other proprietary right of any third party; and

     (f) CTI will provide TMI with all manuals, product descriptions and written support materials available to or produced by CTI relating to the Detection Unit and shall provide, at the reasonable request of TMI, technical support, training and consultation for TMI employees and agents to learn all matters necessary for the accurate and proper operation of the Detection Unit for the normal and intended use thereof. Such consultation and training may take the form of telephone or in-person training, consultation and trouble-shooting advice of qualified programmers or technical personnel or contractor of CTI.

7. TMI REPRESENTATIONS AND WARRANTIES. TMI represents and warrants from and after the Effective Date as follows:

     (a) All business information delivered to CTI prior to the date of execution hereof has been, and all business information delivered hereafter will be, materially accurate and complete;

     (b) TMI has the full and exclusive power and authority to execute, deliver and perform their obligations under this Agreement, and that neither the execution nor delivery of this Agreement nor the performance of their obligations hereunder will constitute a breach of the terms or provisions of any contract or violate the rights of any third party; and

     (c) TMI will deliver in readable form to CTI all records and materials, including without limitation Data, used or useable by or coming into the possession of TMI in connection with the Use of Detection Units, all for CTI's use and benefit outside the Licensed Territory.

8.   INDEMNITY.

     (a) CTI agrees to indemnify and hold harmless TMI of and from any and all losses, costs, liabilities and obligations arising from claims of third parties (including without limitation attorneys fees and costs) that the Detection Unit (or any part thereof) infringes or otherwise violates any copyright, patent, trade secret, or any other intellectual property or proprietary rights of any third parties.

     (b) TMI shall indemnify and hold harmless CTI and all of CTI's officers, directors, employees and agents from any and all liabilities, claims, causes of action, and expenses (including without limitation attorneys fees and expenses) arising from or relating to TMI's business relating to the Detection Unit or any technology licensed hereunder; provided that such indemnity shall not include any obligation of TMI to indemnify CTI of or from any liability arising from or relating to CTI's manufacture of the Detection Unit or any components thereof.

9.   LITIGATION PROVISIONS.

     (a) Infringement Action by a Third Party. In the event any infringement action is brought by a third party against any party hereto, approved sublicensees or distributors of any party, on account of the Use of the Detection Unit or Intellectual Property, such party shall promptly notify all such other parties of such action. CTI shall then have the obligation to defend and manage the litigation in such action, in its own name, and, with TMI's consent, in the name of TMI. TMI may undertake to enter the defense of such action at its cost.

     (b)  Infringement Action against a Third Party.


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

          (i) Should either party to this Agreement have reasonable belief that any third party has or is about to infringe on any of the Intellectual Property licensed under this Agreement, the discovering party shall promptly notify the other party. CTI shall then have right to either (1) cause such infringement to terminate, or (2) initiate legal proceedings against the infringer within three months of notice of infringement. Such legal action shall be commenced and managed by CTI at its own expense and in its own name, or in the name of TMI if necessary. Any monetary recovery in connection with such infringement action shall belong to CTI.

          (ii) Should CTI not take appropriate and diligent action with respect to any such infringement, then TMI shall have the right to initiate such legal action, in its own name or in the name of any approved licensees. CTI shall reimburse TMI for all reasonable costs and expenses (including reasonable attorney's fees and expenses) incurred therein. Any monetary recovery in connection with such infringement action shall be divided fifty percent (50%) to TMI and fifty percent (50%) to CTI.

          (iii) In the event that one party shall initiate or carry on legal proceedings to enforce any right granted in this Agreement against an alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the former party. The party which institutes any such suit shall have sole control of that suit.

                                  ARTICLE VI
                           MISCELLANEOUS PROVISIONS

1. TAXES. CTI shall be solely responsible for any and all taxes required to be paid on account of amounts payable to CTI under this Agreement. TMI shall not be responsible for making any such tax obligations or payments.

2. FORCE MAJEURE. No party hereto shall be liable for failure to perform or delay in performing obligations set forth in this Agreement and no party shall be deemed in breach of its obligations, if, to the extent and for so long as such failure or delay or breach is due to natural disasters or any causes reasonably beyond the control of that party. Any party desiring to invoke this Section shall notify the other party promptly of such desire and shall use reasonable efforts to resume performance of its obligations.

3. LIMITATIONS ON LIABILITY. CTI shall not be responsible to TMI or any customer of TMI for any damages resulting from delays in shipping caused by any third party shipper or part manufacturer or resulting from any installation, use or operation of any Detection Unit. TMI is solely responsible for installation of Detection Units on the premises of its customers. TMI's sole remedy in the event any Detection Unit fails to perform in accordance with manufacturer parameters upon installation is to require CTI to replace the defective part(s) or Detection Unit, as applicable, at CTI's cost.

4. ASSIGNMENT. This Agreement shall not be assignable by either CTI or TMI without the prior written consent of the other party, and this Agreement shall automatically terminate in the event of any consolidation, merger, share exchange or other event causing a change in more than fifty percent (50%) control of the voting shares of TMI or CTI. Consent to assign shall may be withheld at the sole discretion of either party.

5. CHOICE OF LAWS; JURISDICTION; VENUE. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada, without regard to conflicts of laws principles thereof. Venue for all proceedings in any way relating to this Agreement, including without limitation proceedings conducted under paragraph 6 hereof, shall lie in Shonomish County, Oregon or Harris County, Texas.

6. ALTERNATIVE DISPUTE RESOLUTION. The parties hereto hereby knowingly, voluntarily and irrevocably agree that any disputes or conflicts in any way arising out of or relating to (i) this Agreement or (ii) the performance or breach of any of the matters described herein or (iii) the determination of a fair royalty for sublicensed Intellectual Property, may be mediated or arbitrated, at the written election of either party hereto. If a party makes a proper election to mediate under this paragraph, but such mediation efforts fail to resolve the subject


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

     dispute(s) between the parties, the parties shall be bound to resolve the subject dispute(s) by binding arbitration; provided that nothing in this sentence shall be read to require a party to first elect to mediate any dispute hereunder prior to electing to arbitrate. If the subject dispute(s) are ultimately resolved by arbitration, the parties hereto irrevocably agree to be bound by all findings of fact and conclusions of law of the sole arbitrator selected. The election of a party under this paragraph shall be by delivery of written notice to the opposing party.
     Any such mediation or arbitration shall proceed in accordance with the UNCITRAL Rules, including selection of sole mediator or arbitrator, and the supplemental procedural rules of the International Centers for Arbitration (through its affiliates JAMS/Endispute), which shall be the administrative and appointing body for the arbitration.

7. HEADINGS. Headings used in this Agreement are used for convenience only and do not constitute substantive matters to be considered in construing the terms of this Agreement.

8. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and supersedes all documents, verbal consents, or understandings made before the conclusion of this Agreement. The terms of this Agreement may be amended or modified only by written agreement signed by all of the parties hereto. All changes, supplements or amendments to this Agreement will be valid only when agreed upon by the parties and made in writing.

9. NOTICES. Any notice, consent, or approval required or permitted under this Agreement shall be in English and in writing, and shall be delivered to the following addresses (a) personally by hand, (b) by certified airmail, postage prepaid, with return receipt requested or (c) by telefax with confirmation of receipt thereof:

     If to CTI:                              With copy to:

     Computerized Thermal Imaging, Inc.      Donald R. Looper
     141 North State St. #161                Looper, Reed, Mark & McGraw
     Lake Oswego, Oregon  97034              Nine Greenway Plaza, Suite 1717
     Telefax: (503) 650-8551                 Houston, Texas  77046
     Attention: Mr. David B. Johnston        Telefax: (713) 625-9191

     If to TMI:                              With a copy to:

     Thermal Medical Imaging, Inc.           Donald R. Looper
     1860 Carla Hills Drive                  Looper, Reed, Mark & McGraw
     White Lake, MI 48383                    Nine Greenway Plaza, Suite 1717
     Telefax: (810) 889-1352                 Houston, Texas 77046
     Attention: Mr. Kenneth M. Dodd          Telefax: (713) 625-9191

     All notices shall be deemed effective upon the dated delivered by hand or sent. If either party desires to change the address to which notice is sent to such party, it shall so notify the other party in writing in accordance with the foregoing.

10. WAIVERS. No waiver of any term or condition of this Agreement shall be valid except by an instrument in writing expressly waiving such term or condition signed by the waiving party. A waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed as a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right undertaking, obligation or agreement of either party.

11. SEVERABILITY. Should any part or provision of the Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding. In any litigation involving this Agreement, any court having jurisdiction thereof is authorized to reform the agreement to conform as closely as possible to the original intent of the parties with respect to any subject matter found to be unenforceable or in conflict with any law.

12. GENERAL ASSURANCES. The parties agree to execute, acknowledge, and deliver all such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

13. DUPLICATE ORIGINALS. This Agreement may be executed in one or more counterparts, each of which shall be treated and deemed an original, but all of which together shall constitute one and the same document.

14. BENEFITS. This Agreement and the benefits herein granted shall inure to the benefit of each of the parties hereto, their successors, and the permitted assigns of the entire business relating thereto of each of the parties.

15. RELATIONSHIP OF PARTIES. Notwithstanding anything to the contrary herein, this agreement shall not in any manner be construed to create a joint venture, partnership, agency or other similar form of relationship, and neither party shall have the right or authority to: (i) commit the other party to any obligation or transaction not expressly authorized by such other party, or (ii) act or purport to act as agent or representative of the other, except as expressly authorized in writing by such other party.

16. CONSTRUCTION OF AGREEMENT. The parties hereto acknowledge and agree that neither this Agreement nor any of the other documents executed in connection herewith shall be construed more favorably in favor of one than the other based upon which party drafted the sane, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement and the documents executed in connection herewith.

17. NO THIRD PARTY BENEFICIARIES. Except as otherwise expressly forth in this Agreement, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above in duplicate by their duly authorized representatives.


THERMAL MEDICAL IMAGING, INC.           COMPUTERIZED THERMAL
                                        IMAGING, INC.



By: /s/ Kenneth M. Dodd                 By: /s/ David B. Johnston
   --------------------------------        --------------------------------
    Kenneth M. Dodd, President              David B. Johnston, Chairman


EXHIBITS:

A - Detection Unit Description

                                     EXHIBIT "A"

                              DETECTION UNIT DESCRIPTION




















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